Exhibit 24

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors of Oxford Finance Corporation, a Maryland corporation, hereby constitutes and appoints J. Alden Philbrick, IV and Michael J. Altenburger, and each of them, as his or her true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign on behalf of each of them the Annual Report on Form 10-K of Oxford Finance Corporation for the fiscal year ended December 31, 2003, including any amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission. Each of the undersigned grants unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney in counterparts, if necessary, effective as of February 23, 2004.

Signature	Title	Date

/s/ J. Alden Philbrick, IV J. Alden Philbrick, IV	Chief Executive Officer (Principal Executive Officer)	February 23, 2004

/s/ Michael J. Altenburger Michael J. Altenburger	Chief Financial Officer (Principal Financial and Accounting Officer)	February 23, 2004

/s/ Dr. Teo F. Dagi Dr. Teo F. Dagi	Director	February 23, 2004

/s/ Suzanne Richardson Suzanne Richardson	Director	February 23, 2004

/s/ J. Mitchell Reese J. Mitchell Reese	Director	February 23, 2004

/s/ Joseph Lane Joseph Lane	Director	February 23, 2004

/s/ Richard Hendrix Richard Hendrix	Director	February 23, 2004